Exhibit 99.1
250 West 57th Street, Suite 310, New York, NY 10107 Tel: (212) 258-3222 • Fax: (212) 258-3281 www.arotech.com	Earnings News

FOR IMMEDIATE RELEASE

AROTECH CORPORATION POSTS EBITDA PROFIT, SOLID POSITIVE CASH FLOW AND RECORD SALES FOR THE THIRD QUARTER OF 2004
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Quarterly revenues over $16 million - close to triple year-over-year;

positive adjusted EBITDA reaches almost $2 million

New York, New York, November 9, 2004 - Arotech Corporation (NasdaqNM: ARTX), a provider of quality defense and security products for the military, law enforcement and security markets, today reported record results for the quarter and nine months ending September 30, 2004.

      Revenues for the quarter reached $16.3 million, an increase of more than 185% over the corresponding period in 2003, and 64% more than the previous quarter. For the first nine months of 2004, revenue has grown to over $33 million, 150% more than the corresponding period last year.

      Adjusted EBITDA for the quarter increased to $1.9 million, compared to an adjusted EBITDA of $614,000 for the corresponding period in 2003. For the first nine months of 2004, the adjusted EBITDA was $391,000, compared to negative adjusted EBITDA (LBITDA) of $1.0 million for the first nine months of 2003. Net profit, before a non-cash deemed dividend of common stock to certain shareholders, was $151,000, compared to $75,000 in the corresponding period last year.

      “This has been our best quarter ever,” said Robert S. Ehrlich, Chairman and CEO of Arotech. “We have met the promise that we made to our shareholders at the beginning of this year, and we are now cash flow positive. It is exactly two years since this management was put in place to rebuild the Company, and I am proud to say that we did indeed rebuild it.”

      “This record achievement stems from a series of successful strategic steps we have taken over the past few years to transform Arotech into a major vendor of security and defense equipment. We have added several excellent companies to our portfolio, and these companies are contributing to our growth and expanding our customer base,” concluded Ehrlich.

Conference Call

     Arotech Corporation will hold its third quarter 2004 conference call on Wednesday, November 10, 2004 at 10:00 a.m. EST. Those wishing to take part in the conference call should call 1-800-818-5264 (US) or 913-981-4910 (international) a few minutes before the 10:00 a.m. EST start time. In addition, an instant replay will be available Wednesday, November 10, 2004 at 1:00 p.m. EST until midnight on Thursday, November 11, 2004. The replay telephone number is 1-888-203-1112 (US); 719-457-0820 (international). The confirmation number is 895166.

Results for the Third Quarter

 Revenues for the quarter ended September 30, 2004 increased to $16.3 million as compared with $5.7 million for the corresponding period of 2003. This increase is largely attributed to strong sales in the Company’s Armored Vehicle Division, as well as the addition of the results of the Company’s new acquisitions, FAAC, Epsilor and AoA, to its results.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA), adjusted to eliminate certain non-cash charges described below and in the table below, for the quarter ended September 30, 2004 increased to $1.9 million as compared with $614,000 for the corresponding period of 2003. Arotech believes that information concerning Adjusted EBITDA enhances overall understanding of its current financial performance and its progress towards cash-flow break even and toward GAAP profitability. Arotech computes Adjusted EBITDA, which is a non-GAAP financial measure, as reflected in the table below.

Net profit, before a non-cash deemed dividend of common stock to certain shareholders, for the quarter ended September 30, 2004 was a $151,000 as compared with a net profit of $75,000 for the corresponding quarter of 2003. This deemed dividend arises as a result of the exercise by certain shareholders of warrants coupled with the concurrent issuance to them of new warrants.

Basic and diluted net earnings (loss) per share for the quarter ended September 30, 2004 was a net loss per share of $0.03 (with the influence of the deemed dividend described above) and net earnings per share of $0.00 (before the influence of the deemed dividend) as compared with net earnings per share of $0.00 for the corresponding period of 2003.

Results for the First Nine Months

Revenues for the nine months ended September 30, 2004 increased to $33.4 million as compared with $13.2 million for the corresponding period of 2003. This increase is largely attributed to strong sales in the Company’s Armored Vehicle Division, as well as the addition of the results of the Company’s new acquisitions, FAAC, Epsilor and AoA, to its results.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA), adjusted to eliminate certain non-cash charges described below and in the table below, for the nine months ended September 30, 2004 increased to Adjusted EBITDA of $391,000 as compared with Adjusted LBITDA of $1.0 million for the corresponding period of 2003. Arotech believes that information concerning Adjusted EBITDA enhances overall understanding of its current financial performance and its progress towards cash-flow break even and toward GAAP profitability. Arotech computes Adjusted EBITDA, which is a non-GAAP financial measure, as reflected in the table below.

Net loss, before a non-cash deemed dividend of common stock to certain shareholders, for the nine months ended September 30, 2004 increased to $8.5 million as compared with $3.8 million for the corresponding period of 2003, primarily as a result of higher gross profit offset by non-cash charges. This deemed dividend arises as a resu lt of the exercise by certain shareholders of warrants coupled with the concurrent issuance to them of new warrants.

Basic and diluted net loss per share for the nine months ended September 30, 2004 increased to $0.16 (with the influence of the deemed dividend described above) and $0.13 (before the influence of the deemed dividend) as compared with $0.10 for the corresponding period of 2003.

Cash Position at Quarter End

Cash-on-hand and cash equivalents, restricted collateral deposits and other restricted cash, and available-for-sale marketable securities stood at the end of the quarter at $4.6 million in cash, $7.2 million in restricted collateral securities and cash deposits due within one year, $1.0 million in long-term restricted securities and deposits, and $129,000 in marketable securities, as compared with $13.7 million in cash and $706,000 in restricted cash deposits due within one year at the end of 2003.

Stockholders’ equity stood at the end of the quarter at approximately $56.2 million.

About Arotech Corporation

Arotech Corporation provides quality defense and security products for the military, law enforcement and homeland security markets, including advanced zinc-air and lithium batteries and chargers, multimedia interactive simulators/trainers and lightweight armoring.

The Battery and Power Systems Division includes Electric Fuel Battery Corporation and Epsilor Electronic Industries Ltd. The Simulation, Training and Consulting Division includes IES Interactive Training, FAAC Incorporated and Arocon Security Consulting. The Armoring Division includes MDT Armor Corp., MDT Protective Industries Ltd. and Armour of America, Incorporated.

Arotech is incorporated in Delaware, with corporate offices in New York, and research, development and production subsidiaries in Alabama, Colorado, Michigan, California and Israel.

COMPANY CONTACT:
Jonathan Whartman, Senior VP, Communications
1-866-325-6963
whartman@arotech.com

NY Office 1-212-258-3222

Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary significantly. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech’s products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders; and other risk factors detailed in Arotech’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

TABLES TO FOLLOW

AROTECH CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Nine months ended September 30,		Three months ended September 30,
	2004	2003	2004	2003
Revenues	$33,383,023	$13,232,486	$16,272,521	$5,705,898
Cost of revenues	22,680,921	8,365,212	11,548,948	3,252,323
Gross profit	10,702,102	4,867,274	4,723,573	2,453,575
Research and development expenses	1,302,773	762,629	431,146	252,085
Sales and marketing expenses	3,435,183	2,395,190	1,294,488	757,614
General and administrative expenses	9,365,378	3,579,371	2,162,925	1,105,864
Amortization of intangible assets	1,731,425	727,127	739,400	103,584
	15,834,759	7,464,317	4,627,959	2,219,147
Operating income (loss)	(5,132,657)	(2,597,043)	95,614	234,428
Financial expenses, net	(3,079,404)	(1,084,582)	180,126	(100,761)
Net income (loss) before taxes	(8,212,062)	(3,681,625)	275,741	133,667
Tax expenses	(286,525)	(308,137)	(116,460)	(31,089)
Net income (loss) before minority interest in profit of subsidiary	(8,498,587)	(3,989,762)	159,281	102,578
Loss (income) to minority	(35,363)	134,813	(8,655)	(25,485)
Net income (loss) from continuing operations	$(8,533,950)	$(3,854,949)	$150,626	$77,093
Net income (loss) from discontinued operations	-	80,883	-	(2,285)
Net income (loss) for the period	$(8,533,950)	$(3,774,066)	$150,626	$74,808
Deemed dividend to certain stockholders of common stock	(2,165,952)	-	(2,165,952)	-
Net income (loss) attributable to stockholders of common stock	(10,699,902)	(3,774,066)	(2,015,326)	74,808

Basic net earnings (loss) per share for continuing operations	$(0.16)	$(0.10)	$(0.03)	$0.00
Diluted net earnings (loss) per share for continuing operations	$(0.16)	$(0.10)	$(0.03)	$0.00
Basic and diluted net earnings (loss) per share for discontinued operations	$-	$0.00	$-	$-
Combined basic net earnings (loss) per share	$(0.16)	$(0.10)	$(0.03)	$0.00
Combined diluted net earnings (loss) per share	$(0.16)	$(0.10)	$(0.03)	$0.00
Basic and diluted weighted average number of shares outstanding	67,072,069	32,276,260	76,744,251	40,371,940

Reconciliation of Non-GAAP Financial Measure

To supplement Arotech’s consolidated financial statements presented in accordance with GAAP, Arotech uses a non-GAAP measure, Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA), as adjusted to eliminate certain non-cash charges (Adjusted EBITDA). This non-GAAP measure is provided to enhance overall understanding of Arotech’s current financial performance and its progress towards cash-flow break even and toward GAAP profitability. Reconciliation of Adjusted EBITDA to the nearest GAAP measure follows:

ADJUSTED EBITDA
	Nine months ended September 30,		Three months ended September 30,
	2004	2003	2004	2003
Net loss from continuing operations before deemed dividend to certain shareholders (GAAP measure)	$(8,533,950)	$(3,854,949)	$150,626	$77,093
Add back:
Interest expense (income), net (after deduction of minority interest)	3,078,561	1,077,276	(182,557)	100,732
Taxes (after deduction of minority interest)	286,525	166,175	132,235	23,480
Depreciation of fixed assets	834,637	529,155	316,305	180,754
Amortization of inventory adjustment to market values with the acquisition of one of our subsidiaries	586,325	-	586,325	-
Amortization of intangible assets	1,731,425	732,364	721,074	108,821
EBITDA (LBITDA) (non-GAAP measure)	$(2,016,477)	$(1,349,979)	$1,724,008	$490,880
Add back certain non-cash charges:
Expenses attributed on issuance of shares and options to consultants and employees	613,848	184,090	152,987	-
Expenses attributed on repricing and issuance of warrants to investors	1,793,455	123,085	51,071	123,085
ADJUSTED EBITDA (LBITDA) (non-GAAP measure)	$390,826	$(1,042,804)	$1,928,066	$613,965

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